EXHIBIT 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

SharpLink Gaming Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class	Fee Calculation or Carry Forward Rule		Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Ordinary shares, nominal value NIS 0.60	457	(c)	266,667	(1)	$2.855	(2)	$761,334.29	(2)	0.00011020	$83.90
Fees Previously Paid	—	—	—		—		—		—		—	—
	Total Offering Amounts											$83.90
	Total Fees Previously Paid											$0
	Net Fee Due											$83.90

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of the Registrant’s Ordinary Shares that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding Ordinary Shares
(2)	Estimated in accordance with Rule 457(c) solely for purposes of calculating the registration fee on the basis of the average of the high and low prices of the Registrant’s Ordinary Shares as reported on Nasdaq on June 9, 2023.